Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

    ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2008, relating to the financial statements of The Gap, Inc. and subsidiaries, and the effectiveness of The Gap, Inc.’s internal control over financial reporting (which report expressed unqualified opinions and included an explanatory paragraph regarding the adoption of new accounting standards), appearing in the Annual Report on Form 10-K of The Gap, Inc. for the year ended February 2, 2008.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California

June 10, 2008